UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2022
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin,	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2022, The Saint George Apartments, L.P., a Texas limited partnership (the Limited Partnership), and a subsidiary of Stratus Properties Inc. (Stratus), as borrower, Stratus, as guarantor, and Comerica Bank, as lender and administrative, syndication and document agent, and each of the lenders party thereto, entered into a construction loan agreement, amended and restated installment note, guaranty and other related loan documents (collectively, the Loan Documents) to finance construction of The Saint George, a 316-unit luxury wrap-style multi-family project located in north-central Austin, Texas (the Project). The Loan Documents provide for senior secured debt financing in the aggregate principal amount of $56.8 million (the Construction Loan Facility).

The Construction Loan Facility has a maturity date of July 19, 2026, with two options to extend the maturity for an additional 12 months, subject to satisfying specified conditions, including the applicable debt service coverage ratios described in the Loan Documents, and the payment of an extension fee for each extension. Advances under the Construction Loan Facility bear interest at the one-month Bloomberg Short-Term Bank Yield Index Rate plus 2.35 percent, with a floor of 0.0 percent.

Payments of interest only on the Construction Loan Facility are due monthly through July 19, 2026 with the outstanding principal due at maturity. During any extension periods, the principal balance of the Construction Loan Facility will be payable in monthly installments of principal and interest based on a 30-year amortization calculated at 6.50 percent with the outstanding principal due at maturity. The Limited Partnership may prepay all or any portion of the Construction Loan Facility without premium or penalty.

The Construction Loan Facility is secured by the Project and is guaranteed by Stratus. Stratus provided a full completion guaranty and 25 percent repayment guaranty, which will be eliminated once the Project meets specified conditions including a debt service coverage ratio of at least 1.20 to 1.00 and confirmation that the loan-to-value ratio does not exceed 65 percent. Notwithstanding the foregoing, Stratus will remain liable for customary carve-out obligations and environmental indemnity.

The Loan Documents contain financial covenants, including a requirement that Stratus maintain on a consolidated basis a net asset value, as defined in the agreement, of $125.0 million and a debt-to-gross asset value of not more than 50 percent. The Limited Partnership is not permitted to make distributions to its partners until completion of the Project and until the Project achieves a debt service coverage ratio of at least 1.20 to 1.00. The Loan Documents also contain other affirmative and negative covenants customary for loan agreements of this nature.

The foregoing description of the Construction Loan Facility and the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the construction loan agreement, amended and restated installment note and guaranty, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated July 21, 2022, titled “Stratus Properties Inc. Announces Construction Financing for The Saint George, a Multi-Family Project in North-Central Austin.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Construction Loan Agreement by and between The Saint George Apartments, L.P., as borrower, and Comerica Bank, as lender, dated July 19, 2022.
10.2	Amended and Restated Installment Note by and between The Saint George Apartments, L.P. and Comerica Bank dated July 19, 2022.
10.3	Guaranty Agreement by Stratus Properties Inc. for the benefit of Comerica Bank dated July 19, 2022.
99.1	Press Release dated July 21, 2022, titled “Stratus Properties Inc. Announces Construction Financing for The Saint George, a Multi-Family Project in North-Central Austin.”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer and
Principal Accounting Officer)

Date: July 21, 2022